SCHEDULE A

TO THE JPMORGAN TRUST IV DECLARATION OF TRUST

SERIES AND CLASSES

As of June 21, 2018

Series	Classes
JPMorgan Core Focus SMA Fund	No Class Designation

JPMorgan Equity Premium Income Fund	A, C, I, R5, R6

JPMorgan Flexible Long/Short Fund (name change from JPMorgan Flexible Credit Long/Short Fund effective 5/18/16)	A, C, I, , R6

JPMorgan High Yield Opportunities Fund	A, C, I, R6

JPMorgan Institutional Tax Free Money Market Fund	Capital, Institutional, Agency, IM

JPMorgan Multi-Manager Long-Short Fund	A, C, I, R5, R6

JPMorgan Municipal SMA Fund	No Class Designation

JPMorgan Securities Lending Money Market Fund	Agency SL Class

JPMorgan SmartSpending 2050 Fund	A, I, R2, R3, R4, R5, R6

JPMorgan Ultra-Short Municipal Fund	A, I

JPMorgan Value Plus Fund	A, C, I